UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

 SCYNEXIS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36365	56-2181648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501-C Tricenter Boulevard
Durham, North Carolina 27713
(Address of principal executive offices, including zip code)

(919) 544-8600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Executive Officer
On February 5, 2015, Yves J. Ribeill, Ph.D. notified SCYNEXIS, Inc. ("SCYNEXIS") that he will resign from the position of Chief Executive Officer of SCYNEXIS, effective as of April 1, 2015. At such time, Dr. Ribeill will continue with SCYNEXIS as President and as a member of the Board of Directors (the “Board”) of SCYNEXIS. There are no changes to Dr. Ribeill’s existing compensation arrangement in connection with his transition from Chief Executive Officer to President.
(c) Appointment of Chief Executive Officer
On February 5, 2015, the Board appointed Dr. Marco Taglietti as Chief Executive Officer of SCYNEXIS, effective as of April 1, 2015. Dr. Taglietti has served as a member of the SCYNEXIS Board since November 2014. Dr. Taglietti, age 55, brings to SCYNEXIS nearly 30 years of industry experience. Over the course of his career, he has led multiple drugs and devices through clinical development and onto the market, including several anti-infective products. Dr. Taglietti served as Executive Vice President, Research and Development, and Chief Medical Officer of Forest Laboratories, Inc., as well as President of the Forest Research Institute, from August 2007 until August 2014, after Forest Laboratories was acquired by Actavis plc. At Forest Laboratories, Dr. Taglietti was responsible for all phases of pipeline development of compounds across various therapeutic areas in the company’s portfolio.
Prior to joining Forest Laboratories, Inc., Dr. Taglietti held the position of Senior Vice President, Head of Global Research and Development, at Stiefel Laboratories, Inc. from November 2004 to June 2007. He joined Stiefel Laboratories, Inc. after 12 years at Schering-Plough Corporation where he held the position of Vice President, Worldwide Clinical Research for Anti-Infectives, Oncology, CNS, Endocrinology and Dermatology. Dr. Taglietti began his career in the pharmaceutical industry at Marion Merrell Dow Research Institute. Dr. Taglietti currently serves on the Board of Directors of NephroGenex, Inc. and of Delcath System, Inc. He received his M.D. degree, his Board Certification in Dermatology, and his Board Certification in Infectious Diseases from the University of Pavia in Pavia, Italy in 1984, 1988 and 1992, respectively.
In connection with Dr. Taglietti’s appointment as Chief Executive Officer, Dr. Taglietti has entered into an employment agreement with SCYNEXIS which provides that Dr. Taglietti shall receive an annual base salary of $480,000 and be eligible to receive a discretionary bonus equal to up to fifty percent (50%) of his annual base salary, or such higher amount as determined by the Board of SCYNEXIS. In addition, subject to the approval of the SCYNEXIS Board, Dr. Taglietti will be granted an option to purchase 330,000 shares of SCYNEXIS common stock. The option shall have a ten-year term and one-fourth (1/4) of the shares subject to the option shall vest on the one-year anniversary of the date of grant with the remainder vesting in equal monthly installments for thirty-six (36) months thereafter, provided Dr. Taglietti continues to provide service to SCYNEXIS. In addition, on the first anniversary of the Dr. Taglietti’s employment, subject to the approval of the SCYNEXIS Board, Dr. Taglietti will be granted an additional option to purchase 80,000 shares of SCYNEXIS common stock. The additional option shall have a ten-year term and the shares subject to the option shall vest in equal monthly installments for forty-eight (48) months as measured from the date of grant, provided Dr. Taglietti continues to provide service to SCYNEXIS.
Dr. Taglietti’s employment agreement further provides that in the event Dr. Taglietti is terminated by SCYNEXIS other than for just cause (as defined in the employment agreement) or terminates for good reason (as defined in the employment agreement), then Dr. Taglietti shall be entitled to a cash severance payment equal to twelve months of his then effective base salary and the portion of any unvested shares subject to outstanding options or restricted stock awards shall accelerate and be fully vested as of the date of such termination as if Dr. Taglietti had continued to provide an additional twelve months of service to SCYNEXIS. Dr. Taglietti, and his beneficiaries, shall also be entitled to continued medical and health coverage until the earlier of (i) his enrollment in another group health insurance plan, (ii) his, or his beneficiaries, qualification for Medicare, or (iii) twelve months from the date of his termination. In addition, in the event Dr. Taglietti is terminated by SCYNEXIS other than for just cause or terminates for good reason within twelve months after a change of control (as defined in the employment agreement) of SCYNEXIS, then Dr. Taglietti shall be entitled to a cash severance payment equal to twenty-four months of his then effective base salary and 100% of any unvested shares subject to outstanding options or restricted stock awards shall accelerate and be fully vested as of the date of such termination. Dr. Taglietti, and his beneficiaries, shall also be entitled to continued medical and health coverage until the earlier of (i) his enrollment in another group health insurance plan, (ii) his, or his beneficiaries, qualification for Medicare, or (iii) twenty-four months from the date of his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCYNEXIS, Inc.

Dated: February 11, 2015	By:	/s/ Charles F. Osborne, Jr.
Charles F. Osborne, Jr.
Chief Financial Officer